Exhibit 99.1

For Immediate Release

NORTHEAST UTILITIES AND NSTAR AGREE TO $17.5 BILLION MERGER OF EQUALS, FORMING NEW ENGLAND’S PREMIER UTILITY COMPANY

Larger, More Diverse and Better Positioned to Support Continued Economic Growth in

New England and Meet Customers’ Future Energy Needs

Enhanced Earnings Growth Supported by Strong Balance Sheet Benefits Both

Shareholder Bases

Strong Cash Flow to Invest in Excellent Transmission Opportunities Provides a

Compelling Growth Story

Transaction Expected to be Earnings Accretive in First Year

HARTFORD, CT and BOSTON, MA (October 18, 2010) — Northeast Utilities (NYSE-NU) and NSTAR (NYSE-NST) today announced that both companies’ Boards of Trustees have unanimously approved a definitive merger agreement that will create one of the nation’s largest utilities, with a total enterprise value of $17.5 billion. The Company will continue to be called Northeast Utilities.

“The combination of Northeast Utilities and NSTAR will create a great New England based company, assuring the regional benefits of a locally controlled energy company for years to come,” said Charles W. Shivery, Chairman, President and CEO of Northeast Utilities. “Our companies already have a strong track record of working together for New England. We recently jointly executed an agreement to invest $1.1 billion in new transmission lines to Québec, which will provide low-carbon hydro energy to power one million homes in New England beginning in 2015.”

“NSTAR’s strong cash flows are very complementary to Northeast Utilities’ attractive regulated investment opportunities, mitigating the need for future equity issuances which is a significant benefit for our shareholders,” continued Mr. Shivery. “This merger, upon completion, will provide a significant increase in the dividend for Northeast Utilities shareholders and will enable long term dividend growth opportunities that are so important to all of our investors.”

Thomas J. May, Chairman, President and CEO of NSTAR said, “This is simply the start. Together, with enhanced financial resources, complementary distribution and transmission assets, reputations for operating excellence and talented employees, we will be able to accomplish great things. NSTAR’s very strong balance sheet coupled with Northeast Utilities’ impressive array of transmission investment opportunities and diversified suite of distribution businesses translates into a compelling growth story. Merging with Northeast Utilities provides more diverse, stable and higher earnings and dividend growth than NSTAR would have achieved on its own. It also assures that the long track record of success our investors have enjoyed in the past will continue.”

Mr. May added, “With this transaction we will create a larger, stronger and more diversified regulated utility with over 9,000 employees in Massachusetts, New Hampshire and Connecticut, thereby benefiting our region as a whole. The combined company will have the scale, employee talent and financial resources to meet the complex and demanding energy needs of customers across New England and provide sustainable energy solutions that will support regional growth.”

The companies will come together in a stock for stock merger of equals. The combined company will provide electric and gas energy to over half of the customers in New England.

The combined company will operate six regulated electric and gas utilities in three states and will have nearly 3.5 million electric and gas customers. Northeast Utilities will have nearly 4,500 miles of electric transmission lines, 72,000 miles of electric distribution lines and 6,000 miles of gas distribution lines.

The transaction is expected to be accretive to Northeast Utilities’ earnings in the first year following close.

CUSTOMER BENEFITS

The transaction will create many opportunities for the companies to leverage their combined resources to strengthen service quality in the various service territories. The two companies have plans to invest $9 billion in New England’s energy infrastructure over the next five years. The combined scope and scale of Northeast Utilities will make investment more cost effective, spread over a larger customer base, allowing investments on a scale that might not be attractive to the companies on a stand-alone basis. In addition, the combined company will share best practices and implement them over the entire customer base. For example, Northeast Utilities and NSTAR have been long recognized by many national and international organizations for the success of their energy-efficiency programs that, when combined, total more than $200 million in annual spending.

Customers will not experience any merger-related rate changes. The merger is expected to produce important long term net savings as a result of efficiencies. These efficiencies are expected to be realized over time primarily through process improvements, voluntary attrition and retirements. Current terms of the collective bargaining agreements will remain in place.

Both companies have longstanding reputations as excellent corporate citizens and Northeast Utilities will maintain the current level of funding for vital civic and philanthropic organizations across its combined service areas.

TERMS

Under the terms of the agreement, NSTAR shareholders would receive 1.312 Northeast Utilities common shares for each NSTAR share that they own in a transaction with a total equity value of $9.5 billion and an enterprise value of $17.5 billion. The exchange ratio reflects a no premium merger based on the average closing share price of each company for the preceding 20 trading days. Following completion of the merger, it is anticipated that Northeast Utilities shareholders would own approximately 56 percent and NSTAR shareholders would own approximately44 percent of the combined company. The agreement provides that, upon closing of the transaction, Northeast Utilities’ dividend per share would be increased to a rate that is equivalent to NSTAR’s dividend per share, at that time, on an exchange ratio adjusted basis.

ORGANIZATION AND LEADERSHIP

Northeast Utilities will have dual headquarters in Hartford, CT and Boston, MA.

Upon the closing of the transaction, Charles W. Shivery will become the Non-Executive Chairman of Northeast Utilities for a period of 18 months. Thomas J. May will serve as President and CEO of Northeast Utilities and assume the additional role of Chairman after 18 months.

The Board of Trustees of Northeast Utilities will be made up of a combination of Trustees from the two companies, including 7 members nominated by the Board of Northeast Utilities and 7 members nominated by the Board of NSTAR, with the Lead Trustee nominated by the Board of Northeast Utilities.

APPROVALS AND TIMING

The merger is conditioned upon, among other things, approval by two-thirds of the outstanding shares of both companies, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and reviews by federal and state energy authorities. These include the Massachusetts Department of Public Utilities, the Federal Energy Regulatory Commission (FERC), the Nuclear Regulatory Commission (NRC), the Securities and Exchange Commission (SEC) and the Federal Communications Commission (FCC).

The companies anticipate that the regulatory approvals can be obtained within 9 – 12 months. The companies intend to seek shareholder approval of the transaction in early 2011.

ADVISORS

Barclays Capital is serving as lead financial advisor and Lazard is serving as financial advisor to Northeast Utilities. Skadden, Arps, Slate, Meagher & Flom LLP is serving as transaction counsel to Northeast Utilities. Goldman, Sachs and Co., is serving as lead financial advisor and Lexicon Partners (US) LLC is serving as financial advisor to NSTAR. Ropes & Gray LLP is serving as transaction counsel to NSTAR.

CONFERENCE CALL AND WEBCAST

Northeast Utilities and NSTAR will conduct a conference call at 8:30am EDT on October 18, 2010 to discuss the merger. To participate, please dial (888) 802-8577 (or +1-973-935-8754 if outside the United States), and enter the access code 19106148, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live in the Investor Relations section of both the Northeast Utilities website at www.nu.com and the NSTAR website at www.nstar.com.

A replay of the conference call will be available online in the Investor Relations section of both companies’ websites and via telephone by dialing (800) 642-1687 (+1-706-645-9291 outside the United States), and entering access code 19106148, beginning 11:30am EDT from October 18, 2010 through 11:59pm EDT on October 24, 2010.

About Northeast Utilities

NU, headquartered in Hartford, operates New England’s largest utility system with annual revenues of approximately $5.4 billion and assets of $14.2 billion. NU, and its companies in Connecticut, New Hampshire and Massachusetts, serve more than 2.1 million electric and natural gas customers in nearly 500 cities and towns. For more information, go to www.nu.com.

About NSTAR

NSTAR, headquartered in Boston, is an energy delivery company with annual revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities. For more information, go to www.nstar.com.

Information Concerning Forward-Looking Statements

In addition to historical information, this press release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving NSTAR and Northeast

Utilities, including future financial and operating results; NSTAR’s and Northeast Utilities’ plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite NSTAR and Northeast Utilities shareholder approvals; the risk that NSTAR or Northeast Utilities may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in NSTAR’s and Northeast Utilities’ reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither NSTAR nor Northeast Utilities undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.

Additional Information and Where To Find It

In connection with the proposed merger between Northeast Utilities and NSTAR, Northeast Utilities will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Northeast Utilities and NSTAR that also constitutes a prospectus of Northeast Utilities. Northeast Utilities and NSTAR will mail the joint proxy statement/prospectus to their respective shareholders. Northeast Utilities and NSTAR urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Northeast Utilities’ website (www.nu.com) under the tab “Investors” and then under the heading “Financial/SEC Reports.” You may also obtain these documents, free of charge, from NSTAR’s website (www.nstar.com) under the tab “Investor Relations.”

Participants in the Merger Solicitation

Northeast Utilities, NSTAR and their respective trustees, executive officers and certain other members of management and employees may be soliciting proxies from Northeast Utilities and NSTAR shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Northeast Utilities and NSTAR shareholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Northeast Utilities’ executive officers and trustees in its definitive proxy statement filed with the SEC on April 1, 2010. You can find information about NSTAR’s executive officers and trustees in its definitive proxy statement filed with the SEC on March 12, 2010. Additional information about Northeast Utilities’ executive officers and trustees and NSTAR’s executive officers and trustees can be found in the above-referenced Registration Statement on Form S-4 when it becomes available. You can obtain free copies of these documents from Northeast Utilities and NSTAR using the website information above.

Contacts:

Northeast Utilities

Media Inquiries:

Tanya Meck

860-728-4885

Investor Inquiries:

Jeff Kotkin

860-728-4650

NSTAR

Media Inquiries:

Caroline Allen

617-424-2460

caroline.allen@nstar.com

Investor Inquiries:

Phil Lembo

781-441-8100

philip.lembo@nstar.com

John Moreira

781-441-8887

john.moreiera@nstar.com